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Appendix A

Cyanotech Corporation
CHARTER AND POWERS OF THE AUDIT
COMMITTEE

PURPOSE

        The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibility by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally. The Committee’s primary duties and responsibilities are to:

•	Oversee that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company;

•	Oversee that management has established and maintained processes to assure that an adequate system of internal control is functioning within the Company;

•	Oversee that management has established and maintained processes to assure compliance by the Company with all applicable laws, regulations and Company policy.

MEMBERSHIP

        The Committee is comprised of at least three directors who meet the independence and qualification requirements as provided in the applicable Marketplace Rules of The Nasdaq Stock Market. Appointment to the Committee, including designation of the Chair of the Committee, shall be made on an annual basis by the full Board.

RESPONSIBILITIES

        The Audit Committee shall:

        1.     Hold such regular meetings as may be necessary and such special meetings as may be called by the Chairman of the Audit Committee or at the request of the independent accountants or the Chief Financial Officer;

        2.     Create an agenda for the ensuing year;

        3.     Review the performance of the independent accountants and make recommendations to the Board of Directors regarding the appointment or termination of the independent accountants;

        4.      Confer annually with the independent accountants concerning the scope of their examinations of the books and records of the Company and its subsidiaries; reviewing and approving the independent accountants’ annual engagement letter, and authorizing the independent accountants’ to perform such supplemental reviews or audits as the Committee may deem desirable;

        5.      Review with management, the independent accountants significant risks and exposures, audit activities and significant audit findings;

        6.      Review the range and cost of audit and non-audit services performed by the independent accountants;

        7.      Review the Company’s audited annual financial statements and the independent accountants’ opinion rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application therein;

        8.      Review the adequacy of the Company's systems of internal control;

        9.      Obtain from the independent accountants their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and reviewing the correction of controls deemed to be deficient;

        10.      Provide an independent, direct communication between the Board of Directors and independent accountants;

        11.      Review the adequacy of internal controls and procedures related to executive travel and entertainment;

        12.      Review with appropriate Company personnel the actions taken to ensure compliance with the Company's Guidelines for Appropriate Conduct and the results of confirmations and violations of such Guidelines;

        13.      Review the programs and policies of the Company designed to ensure compliance with applicable laws and regulations and monitoring the results of these compliance efforts;

        14.      Review the procedures established by the Company that monitor the compliance by the Company with its loan and indenture covenants and restrictions;

        15.      Report through its Chairman to the Board of Directors following the meetings of the Audit Committee;

        16.      Maintain minutes or other records of meetings and activities of the Audit Committee;

        17.      Review the powers of the Committee annually and report and make recommendations to the Board of Directors on these responsibilities;

        18.      Conducting or authorizing investigations into any matters within the Audit Committee's scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation;

        19.      Considering such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Audit Committee may, in its discretion, determine to be advisable.

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